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                    May 7, 2021

       Esterino Castellazzi
       President
       GHST World Inc.
       667 Madison Avenue 5th Floor
       New York, NY 10065

                                                        Re: GHST World Inc.
                                                            Amendment No. 2 to
Registration Statement on Form 10-12G
                                                            Filed May 7, 2021
                                                            File No. 000-31705

       Dear Mr. Castellazzi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Michael Harris